UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2007

HARRY & DAVID OPERATIONS CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-128870	20–0884389
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2500 South Pacific Highway, Medford, OR	97501
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (541) 864-2362

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre-commencement communications pursuant to Rule 13c under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On March 30, 2007, Harry & David Operations Corp. (the “Company”) and its Jackson & Perkins Operations subsidiary entered into an agreement to sell the Jackson & Perkins business to two unaffiliated buyers for an aggregate of $49 million, $46 million of which is payable in cash at closing. The purchase price is subject to a customary post-closing working capital adjustment, as described in the press release filed as Exhibit 99.1 to this Report, which press release is incorporated herein by reference. The transaction includes the sale of the direct marketing and wholesale business, the Jackson & Perkins® brand, catalog, e-commerce website and associated inventory, including its premium rose plants, horticultural products and home and garden décor, as well as its direct marketing and wholesale customer lists and relationships to an investment group led by Donald and Glenda Hachenberger and the sale of approximately 3,200 acres in Wasco, California, and associated buildings and equipment to a private investment group in California. The Company has agreed to provide certain transitional services, including agricultural and horticultural services through the end of June 2007, certain wholesale operational services during 2007, and certain direct marketing operational services and rose fulfillment through the end of June 2008.

Both transactions are subject to customary conditions, including confirmatory due diligence by the land buyer, and are expected to close in the Company’s fourth fiscal quarter ending June 30, 2007. The sale of the Wasco, California, real property is subject to the completion of the sale of the direct marketing and wholesale business.

Item 8.01.	Other Events.

On April 2, 2007, the Company issued the press release attached as Exhibit 99.1 to this Report, which press release is hereby incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release dated April 2, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harry & David Operations Corp.

Date: April 2, 2007

	By:	/s/ Stephen V. O’Connell
	Name:	Stephen V. O’Connell
	Title:	Chief Financial Officer and Chief Administrative Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated April 2, 2007.